Exhibit 99.1

CVR PARTNERS DECLARES 2013 SECOND QUARTER DISTRIBUTION OF 58.3 CENTS

AND PROVIDES PRELIMINARY SECOND QUARTER RESULTS

SUGAR LAND, Texas (July 26, 2013) — CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today declared a cash distribution of 58.3 cents per common unit for the second quarter of 2013. The distribution as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on Aug. 14, 2013, to unitholders of record on Aug. 7, 2013.

The company is updating its 2013 full year distribution outlook to $1.80 to $2.00 per common unit. Based on preliminary operating results for the 2013 second quarter, CVR Partners’ net sales are expected to be between $85.0 million and $90.0 million, net income is expected to be between $34.7 million and $36.2 million, and adjusted EBITDA is expected to be approximately $43.5 million to $44.5 million, compared to net sales of $81.4 million, net income of $35.1 million and adjusted EBITDA of $44.1 million for the second quarter of 2012.

CVR Partners previously announced that it will release its second quarter 2013 results on Thursday, Aug. 1, before the open of New York Stock Exchange trading. Chief Executive Officer Byron Kelley and other executives will also host a teleconference call for analysts and investors on Aug. 1 at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=94591. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=94591. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 416497.

CVR Partners’ second quarter 2013 earnings news release will be distributed via PR Newswire and posted at www.CVRPartners.com.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward Looking Statements

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed quarterly reports on Form 10-Q.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners undertakes no duty to update its forward-looking statements.

The following table sets forth a reconciliation of the company’s net income to adjusted EBITDA for the periods indicated below (in millions):

	Three Months Ended	Three Months Ended June 30, 2013 (Estimated)
	June 30, 2012 (Actual)	Low	High
		(unaudited)
		(in millions)
Net income	$35.1	$34.7	$36.2
Add:
Interest expense, net	0.9	1.7	1.6
Income tax expense	0.1	—	—
Depreciation and amortization	5.2	6.3	6.0
EBITDA	41.3	42.7	43.8
Add:
Share-based compensation, non-cash	2.8	0.8	0.7
Adjusted EBITDA	$44.1	$43.5	$44.5

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP measures discussed above, and reconciled to our GAAP-based results above. These non-GAAP financial measures should not be considered as an alternative to GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

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About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:

Wes Harris

281-207-3490

InvestorRelations@CVRPartners.com

Media Relations:

Angie Dasbach

913-982-0482

MediaRelations@CVRPartners.com